UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.__)

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Filed by a party other than the Registrant	☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under § 240.14a-12

PALISADE BIO, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

PALISADE BIO, INC.

7750 El Camino Real, Suite 5200

Carlsbad, California 92009

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held on October 4, 2022

Dear Stockholder:

You are invited to attend a Special Meeting of Stockholders, or the “Special Meeting”, of Palisade Bio, Inc., a Delaware corporation, or the “Company”, to be held on Tuesday, October 4, 2022 at 10:00 a.m. Pacific Time. The Special Meeting will be held in a virtual meeting format only, via live webcast on the Internet, with no physical in-person meeting. You will be able to attend and participate in the Special Meeting online by visiting www.proxydocs.com/PALI, where you will be able to listen to the meeting live, submit questions and vote. You will need to have the control number included in your proxy materials to join the virtual Special Meeting. As always, we encourage you to vote your shares prior to the Special Meeting. You are being asked to vote on the following matters:

1.	To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to effect, at the discretion of the Company’s Board of Directors: a reverse split of the Company’s common stock, at a ratio not less than 1-for-10 and not greater than 1-for-50, with the exact ratio to be set within that range at the discretion of the Board of Directors and to be effected before the day prior to the 2023 annual meeting of stockholders, without further approval or authorization of our stockholders. We refer to this proposal as the “Reverse Stock Split Proposal” or “Proposal 1.”

2.	To approve the adjournment of the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the foregoing proposal. We refer to this as the “Adjournment Proposal” or “Proposal 2.”

These items of business are more fully described in the proxy statement (“Proxy Statement”) accompanying this Notice.

The record date for the Special Meeting is August 16, 2022. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof. The Special Meeting will be a completely virtual meeting of stockholders. To participate, vote or submit questions during the Special Meeting via live webcast, please visit www.proxydocs.com/PALI. You will not be able to attend the Special Meeting in person.

By Order of the Board of Directors

/s/ James R. Neal
James R. Neal
Chairman
September 1, 2022

You are cordially invited to attend the virtual Special Meeting. Whether or not you expect to attend the Special Meeting, PLEASE VOTE YOUR SHARES. As an alternative to voting online at the Special Meeting, you may vote via the internet, by telephone or, if you receive a paper proxy card by mailing the completed proxy card. Voting instructions are provided in the instructions printed on your proxy card.

Even if you have voted by proxy, you may still vote online at the Special Meeting. Please note, however, that if your shares are held of record by a broker, bank or other agent and you wish to vote at the Special Meeting, you must follow the instructions from such organization and will need to obtain a proxy issued in your name from that record holder.

PALISADE BIO, INC.

7750 El Camino Real, Suite 5200

Carlsbad, California 92009

PROXY STATEMENT

FOR THE SPECIAL MEETING OF STOCKHOLDERS

To Be Held On October 4, 2022

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why did I receive proxy materials?

The Board of Directors, or the “Board,” of Palisade Bio, Inc. (sometimes referred to as the “Company,” or “Palisade,” “we,” “our” or “us”) is soliciting your proxy to vote at a Special Meeting of Stockholders, or the “Special Meeting”, including at any adjournments or postponements of the meeting. We intend to mail the Proxy Statement on or about September 1, 2022, to all stockholders of record entitled to vote at the Special Meeting.

Where and when is the Special Meeting?

The Special Meeting will be held virtually via live webcast on October 4, 2022, at 10:00 a.m. Pacific Time. There will be no physical meeting location. You will not be able to attend the Special Meeting in person. A summary of the information you need to attend the Special Meeting online is provided below:

●	You must register in advance at www.proxydocs.com/PALI. Upon completing your registration, you will receive further instructions via email, including your link that will allow you access to the meeting.

●	Stockholders may vote and submit questions during the Special Meeting via live webcast.

What if I have technical difficulties or trouble accessing the live webcast of the Special Meeting?

On the day of the Special Meeting, if you encounter any difficulties assessing the live webcast of the Special Meeting or during the Special Meeting, please call the technical support number that will be posted on the log-in page for our virtual Special Meeting for assistance.

Who can vote at the Special Meeting?

Voting Shares

Only stockholders of record at the close of business on August 16, 2022 (“Record Date”) will be entitled to vote at the Special Meeting. On the Record Date, there were 71,240,169 shares of common stock outstanding and entitled to vote.

Non-Voting Shares

As of the Record Date, we also had 200,000 shares of Series A 4.5% Convertible Preferred Stock (which are currently convertible into an aggregate of 6,479 shares of common stock) that are outstanding but that have no voting rights with respect to the matters described in this Proxy Statement.

As of the Record Date, we also had 1,460 shares of Series B Convertible Preferred Stock (which are currently convertible into an aggregate of 5,840,000 shares of common stock) that are outstanding but that have no voting rights with respect to the matters described in this Proxy Statement.

Stockholder of Record: Shares Registered in Your Name

If, on the Record Date, your shares were registered directly in your name with Palisade’s transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote online at the Special Meeting or vote by proxy. Whether or not you plan to attend the Special Meeting, we urge you to fill out and return the proxy card, or vote by proxy over the telephone or on the internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If, on the Record Date, your shares were held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name”. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Special Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Special Meeting. However, since you are not the stockholder of record, you may not vote your shares online at the Special Meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are two proposals being presented for stockholder vote:

1.	“Proposal 1”: To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation, to effect, at the discretion of the Board a reverse split of the Company’s common stock, at a ratio not less than 1-for-10 and not greater than 1-for-50, with the exact ratio to be set within that range at the discretion of the Board of Directors and to be effected before the day prior to the 2023 annual meeting of stockholders, without further approval or authorization of our stockholders (the “Reverse Split Proposal”).
2.	“Proposal 2”: To adjourn the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the foregoing proposal (the “Adjournment Proposal”).

What if another matter is properly brought before the meeting?

We currently know of no other matters that will be presented for consideration at the Special Meeting. If any other matters are properly brought before the Special Meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting.

The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote online at the Special Meeting, over the telephone, through the internet or vote using a proxy card that you received in the mail. Whether or not you plan to attend the Special Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Special Meeting and vote online even if you have already voted by proxy.

●	VOTE BY PHONE: To vote over the telephone, dial toll-free 1-866-243-5513, using any touch-tone telephone and follow the recorded instructions. You will be asked to provide the control number from the proxy card.

●	VOTE BY INTERNET: You may vote at www.proxypush.com/PALI to complete an electronic proxy card. You will be asked to provide the control number from the proxy card.

●	VOTE BY PROXY CARD: To vote using a proxy card, simply complete, sign and date the proxy card that may be delivered and return it promptly in the envelope we have provided. If you return your signed proxy card to us before the Special Meeting, we will vote your shares as you directed.

●	VOTE DURING THE SPECIAL MEETING: To vote online during the Special Meeting, follow the provided instructions to join the Special Meeting at www.proxydoc.com/PALI, starting at 10:00 a.m. Pacific Time on October 4, 2022.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received materials containing voting instructions from that organization rather than from Palisade. Simply follow the voting instructions to ensure that your vote is counted. To vote online at the Special Meeting, you may be required to obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form. You must register using your control number at www.proxydocs.com/PALI and follow the instructions you receive.

We provide internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of the close of business on August 16, 2022, the Record Date.

What happens if I do not vote?

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record and do not vote by telephone, through the internet, by completing, dating, signing and returning your proxy card, or online at the Special Meeting, your shares will not be voted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner and do not instruct your broker, bank, or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether the New York Stock Exchange, or the NYSE, deems the particular proposal to be a “routine” matter. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules of the NYSE applicable to brokers and agents, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation), and certain corporate governance proposals, even if management-supported. Accordingly, we believe that your broker or nominee will be permitted to vote your shares on Proposal 1. However, this remains subject to the final determination from the NYSE regarding which of the proposals are “routine” or “non-routine.”

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the Reverse Split Proposal, and “For” the Adjournment Proposal. If any other matter is properly presented at the meeting, your proxy holder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners. We have engaged Mediant Communications Inc. to assist in the solicitation of proxies and provide related advice and informational support, for a services fee and the reimbursement of customary disbursements, which are not expected to exceed $27,000 in total.

What does it mean if I receive more than one set of proxy materials?

If you receive more than one set of proxy materials, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Stockholder of Record: Shares Registered in Your Name

Yes. You can revoke your proxy at any time before the final vote at the Special Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

●	You may submit another properly completed proxy card with a later date.
●	You may grant a subsequent proxy by telephone or through the internet.
●	You may send a timely written notice that you are revoking your proxy to Palisade Bio, Inc., Attn: Corporate Secretary, 7750 El Camino Real, Suite 5200, Carlsbad, California 92009.
●	You may attend the Special Meeting and vote online. Simply attending the Special Meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or internet proxy is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Against” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal and will have the same effect as “Against” votes. Broker non-votes will also have the same effect as “Against” votes for Proposal 1, but will not be counted as shares entitled to vote and will have no effect on the result of the Vote for Proposal 2.

What are “broker non-votes”?

When a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed to be non-routine under applicable rules, the broker or nominee cannot vote the shares on such matters. These unvoted shares are counted as “broker non-votes.” If received, Broker non-votes will be counted towards the presence of a quorum but will not be counted towards the vote total for Proposal 2. Broker non-votes will have the same effect as “AGAINST” votes for Proposal 1.

How many votes are needed to approve each proposal?

Approval of the Reverse Stock Split Proposal will require the affirmative vote of the majority of outstanding shares of common stock. Abstentions and broker non-votes will have the same effect as “AGAINST” votes.

Approval of the Adjournment Proposal will require the affirmative vote of the majority of shares present in remote communication or represented by proxy at the meeting and entitled to vote on the subject matter. Abstentions will have the same effect as “AGAINST” votes. Broker non-votes will have no effect on this proposal.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least one-third (1/3) of the outstanding shares entitled to vote are present at the Special Meeting online or represented by proxy. On the Record Date, August 16, 2022, there were 71,240,169 shares outstanding and entitled to vote. Thus, the holders of 23,746,723 shares must be present online or represented by proxy at the meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote online at the Special Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the Special Meeting online or represented by proxy may adjourn the Special Meeting to another date.

How can I find out the results of the voting at the Special Meeting?

Preliminary voting results will be announced at the Special Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Special Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Special Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

When are stockholder proposals and director nominations due for next year’s annual meeting of shareholders?

To be considered for inclusion in the Company’s proxy materials for next year’s 2023 annual meeting of stockholders (the “2023 Annual Meeting”), your proposal must be submitted in writing by December 22, 2022, to: Corporate Secretary of Palisade Bio, Inc., 7750 El Camino Real, Suite 5200, Carlsbad, California 92009. If you wish to submit a proposal (including a director nomination) that is not to be included in the Company’s proxy materials for next year’s 2023 Annual Meeting, you must do so between February 9, 2023, and March 11, 2023. You are also advised to review the Company’s amended and restated bylaws, which contain additional requirements relating to advance notice of stockholder proposals and director nominations.

In addition to satisfying the foregoing requirements under our bylaws, to comply with the universal proxy rules (once effective), stockholders who intend to solicit proxies in support of director nominees other than our Board’s nominees must provide notice that sets forth any additional information required by Rule 14a-19 promulgated under the Securities Exchange Act of 1934, as amended, no later than April 10, 2023.

In the event that we hold our 2023 Annual Meeting of Stockholders more than 30 days before or after the one-year anniversary date of the 2022 annual meeting of stockholders, then notice of a stockholder proposal that is not intended to be included in our proxy statement must be received not later than the close of business on the earlier of the following two dates:

●	the 10th day following the day on which notice of the meeting date is mailed, or

●	the 10th day following the day on which public disclosure of the meeting date is made.

If a stockholder who has notified us of his or her intention to present a proposal at an annual meeting does not appear to present his or her proposal at such meeting, we are not required to present the proposal for a vote at such meeting.

PROPOSAL 1:

APPROVAL OF THE REVERSE STOCK SPLIT PROPOSAL

General

The Company’s Board of Directors (“Board”) has unanimously approved a resolution seeking shareholder approval to amend the Company’s Amended and Restated Certificate of Incorporation, as amended, or the “Certificate of Incorporation” (the “Proposal 1” or the “Reverse Split Proposal”)). If this Proposal 1 is approved by the stockholders, the Board may subsequently effect, in its sole discretion, a reverse stock split using a split ratio of between, and including, 1-for-10 and 1-for-50 (the “Reverse Stock Split”). Approval of this Proposal 1 by the stockholders would give the Board authority to effect the reverse stock split at any time on or before the day prior to the 2023 annual meeting of stockholders (the “2023 Annual Meeting”). In addition, despite the approval of this Proposal 1 by the stockholders, the Board may, in its sole discretion, determine not to effect and abandon the reverse stock split without further action by the stockholders.

The form of the proposed amendment to the Company’s Amended and Restated Certificate of Incorporation to effect the Reverse Stock Split is attached to this proxy statement as Appendix 1. However, such text is subject to amendment to include such changes as may be required by the office of the Secretary of State of the State of Delaware or as the Board deems necessary and advisable. The amendment will effect a Reverse Stock Split of the Company’s common stock using a split ratio between, and including, 1-for-10 and 1-for-50, with the actual ratio within this range to be selected by the Board if and when effected following stockholder approval. The Board believes that stockholder approval of a range of potential split ratios (rather than a single split ratio) provides the Board with the flexibility to achieve the desired purpose of the Reverse Stock Split as described below under the heading “Purpose and Effect of the Reverse Stock Split” The Reverse Stock Split, if approved and implemented, would not have any effect on the authorized number of shares of our common stock or preferred stock.

If the stockholders approve this Proposal 1, the Reverse Stock Split will be effected only upon a determination by the Board that the Reverse Stock Split is in the best interests of the stockholders at that time. In connection with any determination to effect the Reverse Stock Split, the Board will set the timing for such a split and select the specific ratio from within the range of ratios set forth herein. If the Board does not implement the Reverse Stock Split on or before the day prior to the 2023 Annual Meeting, the authority granted in this Proposal 1 to implement the Reverse Stock Split on these terms will terminate. The Board reserves its right to elect not to proceed with and to abandon the Reverse Stock Split if it determines, in its sole discretion, that this Proposal 1 is no longer in the best interests of the stockholders. No further action by the stockholders will be required for the Board to either implement or abandon the Reverse Stock Split.

The effectiveness of the amendment or the abandonment of the amendment pursuant to this Proposal 1, will be determined by the Board following the Special Meeting and prior to the 2023 Annual Meeting. The Board has recommended that this Proposal 1 be presented to the Company’s stockholders for approval. Upon receiving stockholder approval of this Proposal 1, the Board will have the sole discretion, until the 2023 Annual Meeting, to select, as it determines to be in the best interests of the Company and its stockholders, any Reverse Stock Split ratio approved under this proxy statement. The Board believes that stockholder approval of a reverse split ratio between, and including, 1-for-10 and 1-for-50 (as opposed to approval of a single reverse split ratio) provides the Board with maximum flexibility to achieve the purposes of a Reverse Stock Split as described below, and therefore, is in the best interests of the Company and its stockholders. If the Board determines to effect a Reverse Stock Split by filing the applicable an amendment to its Certificate of Incorporation effecting the Reverse Stock Split with the Secretary of State of the State of Delaware, the Certificate of Incorporation would be amended. The text of the form of the Reverse Stock Split amendment to the Certificate of Incorporation, except for the exact ratio, which would be filed with the Secretary of State of the State of Delaware to effect the Reverse Stock Split, is set forth in Appendix 1. However, such text is subject to amendment to include such changes as may be required by the office of the Secretary of State of the State of Delaware or as the Board deems necessary and advisable.

If the Board fails to implement any of the Reverse Stock Splits before the 2023 Annual Meeting, further stockholder approval would be required prior to implementing any reverse stock split.

Purposes and Effect of the Reverse Stock Split

Although the proposed Reverse Stock Split will not have the effect of increasing the Company’s equity market capitalization, we believe that implementing the Reverse Stock Split will provide benefits to the Company and our existing stockholders in a number of ways, including:

Compliance with Nasdaq Listing Requirements.

Our common stock is listed on the Nasdaq Capital Market, which has as one of its continued listing requirements a minimum bid price of at least $1.00 per share, (the “Minimum Bid Price Requirement”). On May 20, 2022, we received a letter, (the “Letter”), from The Nasdaq Stock Market LLC, or “Nasdaq,” indicating that we failed to comply with the Minimum Bid Price Requirement for the 30 consecutive trading days preceding the date of the Letter. We are required to regain compliance by November 16, 2022. To regain compliance, the closing big price of our common stock must be at least $1.00 for a minimum of 10 consecutive business days.

If we do not regain compliance with this requirement by November 16, 2022, we may be afforded an additional 180 calendar days to regain compliance if, on such date, we are in compliance with the continued listing requirement for the market value of publicly held shares as well as all other applicable standards for initial listing of our common stock on The Nasdaq Capital Market, provided that we notify Nasdaq of our intent to cure the deficiency, and Nasdaq does not determine that it is not possible for us to cure the deficiency.

If we do not regain compliance with this Minimum Bid Price Requirement, our common stock will be subject to delisting. The delisting of our common stock by Nasdaq could adversely affect the liquidity of our common stock, create increased volatility in our common stock, and result in a loss of current or future coverage by certain sell-side analysts and/or a diminution of institutional investor interest. Delisting could also cause a loss of confidence of our collaborators, vendors and employees, which could harm our business and future prospects. If our common stock is delisted by Nasdaq, our common stock may be eligible to trade on the OTC Bulletin Board, OTCQB, OTCQX, or another over-the-counter market. Any such alternative would likely result in it being more difficult for us to raise additional capital through the public or private sale of equity securities and for investors to dispose of or obtain accurate quotations as to the market value of, our common stock. Moreover, if our common stock is delisted, it may come within the definition of “penny stock” under the Securities Exchange Act of 1934, as amended, which imposes additional sales practice requirements on broker-dealers who sell securities to persons other than established customers and accredited investors. These requirements may reduce trading activity in the secondary market for our common stock and may impact the ability or willingness of broker-dealers to sell our securities which could limit the ability of stockholders to sell their securities in the public market and limit our ability to attract and retain qualified employees or raise additional capital in the future.

The Reverse Stock Split would decrease the total number of shares of our common stock outstanding and should, absent other factors, proportionately increase the market price of our common stock, which would be above $1.00 per share. Therefore, the Board believes that the Reverse Stock Split is an effective means for us to regain compliance with the Minimum Bid Price Requirement of Nasdaq.

Stock Price Volatility. We have been advised by certain consultants of the Company that a higher stock price may increase the acceptability of our common stock to a number of long-term investors who may not find our shares attractive at their current prices due to the trading volatility often associated with stocks below certain prices.

Stock Price Requirements. We understand that many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers or by restricting or limiting the ability to purchase such stocks on margin.

Transaction Costs. Investors also may be dissuaded from purchasing stocks below certain prices because the brokerage commissions, as a percentage of the total transaction value, tend to be higher for such low-priced stocks.

Employee Retention. Our success also depends in part on our continued ability to attract, retain and motivate highly qualified management and key personnel. If this Proposal 1 is not approved by our stockholders, we may not be able to access the capital markets, complete corporate collaborations or partnerships, attract, retain and motivate employees, and pursue other business opportunities integral to our growth and success.

Board Discretion to Implement the Reverse Stock Split

The Board believes that stockholder approval of a range of Reverse Stock Split ratios between, and including, 1-for-10 and 1-for-50 (rather than a single ratio) is in the best interests of our stockholders because it provides the Board with the flexibility to achieve the purposes described above and it is not possible to predict market conditions at the time the Reverse Stock Split would be implemented, if at all. If stockholders approve this Proposal, the Board would effect a Reverse Stock Split only upon the Board’s determination that a Reverse Stock Split would be in the best interests of our stockholders at that time. The Board would then select the ratio of a Reverse Stock Split, within the ratio approved by stockholders as it determines to be advisable and in the best interests of the stockholders considering relevant market conditions at the time the Reverse Stock Split is to be implemented. In determining the Reverse Stock Split ratio, following receipt of stockholder approval, the Board may consider numerous factors including:

●	the historical and projected performance of our common stock;
●	general economic and other related conditions prevailing in our industry and in the marketplace;
●	the projected impact of the Reverse Stock Split ratio on trading liquidity in our common stock and our ability to maintain continued listing on the Nasdaq Capital Market;
●	our capitalization (including the number of shares of common stock issued and outstanding);
●	the then-prevailing trading price for our common stock and the volume level thereof; and
●	the potential devaluation of our market capitalization as a result of the Reverse Stock Split.

The Board intends to select a Reverse Stock Split ratio that it believes would be most likely to achieve the anticipated benefits of the Reverse Stock Split described herein.

Certain Risks Associated with the Reverse Stock Split

Before voting on this Proposal 1, stockholders should consider the following risks associated with effecting a Reverse Stock Split:

●	Although we expect that the Reverse Stock Split will result in an increase in the market price of our common stock, we cannot assure you that a Reverse Stock Split, if effected, will increase the market price of our common stock in proportion to the reduction in the number of shares of our common stock outstanding or result in a permanent increase in the market price. The effect that a Reverse Stock Split may have upon the market price of our common stock cannot be predicted with any certainty, and the history of similar reverse stock splits for companies in similar circumstances to ours is varied. The market price of our common stock is dependent on many factors, including our business and financial performance, general market conditions, prospects for future growth and other factors detailed from time to time in the reports we file with the SEC. Accordingly, the total market capitalization of our common stock after the Reverse Stock Split may be lower than the total market capitalization before the Reverse Stock Split and, in the future, the market price of our common stock following the Reverse Stock Split may not exceed or remain higher than the market price prior to a Reverse Stock Split.

●	Even if our stockholders approve the Reverse Stock Split and the Reverse Stock Split is effected, there can be no assurance that we will continue to meet the continued listing requirements of the Nasdaq Capital Market.
●	The Reverse Stock Split may result in some stockholders owning “odd lots” of less than 100 shares of common stock on a post-split basis. These odd lots may be more difficult to sell, or require greater transaction costs per share to sell, than shares in “round lots” of even multiples of 100 shares.

●	Although the Board believes that the decrease in the number of shares of common stock outstanding as a consequence of the Reverse Stock Split and the anticipated increase in the market price of common stock could encourage interest in our common stock and possibly promote greater liquidity for stockholders, such liquidity could also be adversely affected by the reduced number of shares outstanding after the Reverse Stock Split.

Interest of Certain Persons in or Opposition to Matters to be Acted upon

No officer or director, has any interest that differs from our stockholders with regard to the treatment of any securities of the Company that they own in the event that the Reverse Stock split is effected. Notwithstanding, we have entered into a voting support agreement with Yuma Regional Medical Center (“Yuma”). Dr. Robert Trenschel is the president and chief executive officer of Yuma and is a member of our Board. Under the voting support agreement, Yuma agreed to vote its shares in favor of the Reverse Stock Split in addition to other matters that may come up for vote at upcoming meetings.

Principal Effects of the Reverse Stock Split

If the Reverse Stock Split is approved and effected, each holder of common stock outstanding immediately prior to the effectiveness of the Reverse Stock Split will own a reduced number of shares of common stock upon effectiveness of the Reverse Stock Split. The Reverse Stock Split would be effected simultaneously for all outstanding shares of common stock at the same ratio. Except for adjustments that may result from the treatment of fractional shares (as described below), the Reverse Stock Split would affect all stockholders uniformly and would not change any stockholder’s percentage ownership interest in the Company. The relative voting rights and other rights and preferences that accompany the shares of common stock will not be affected by the Reverse Stock Split. Shares of common stock issued pursuant to the Reverse Stock Split will remain fully paid and nonassessable.

Because no fractional shares will be issued, holders of our common stock could be eliminated in the event that the proposed Reverse Stock Split is implemented. However, we are not proposing the Reverse Stock Split as the first step in a “going private” transaction.

Effect on Stock Awards, Equity Compensation Plans, Warrants and Convertible Preferred Stock

Under the terms of our outstanding equity awards and warrants, the proposed Reverse Stock Split would adjust and proportionately reduce the number of shares of common stock issuable upon exercise or vesting of such awards and warrants in the same ratio of the Reverse Stock Split (which may include rounding the number of shares of common stock issuable down to the nearest whole share) and, correspondingly, would proportionately increase the per share exercise or purchase price, if any, of all such awards and warrants. The Reverse Stock Split would also reduce the number of shares of common stock available for issuance under the Company’s equity compensation plan in proportion to the reverse split ratio of the Reverse Stock Split selected by the Board.

Pursuant to the terms of the Series A 4.5% Convertible Preferred Stock and Series B Convertible Preferred Stock (we which refer to collectively, as the Preferred Stock), the proposed Reverse Stock Split would adjust and proportionately reduce the number of shares of common stock issuable upon conversion of the Preferred Stock in proportion to the reverse split ratio of the Reverse Stock Split selected by the Board and, correspondingly, would proportionately increase the per share conversion price of such Preferred Stock.

The following table contains approximate information relating to our common stock under the minimum and maximum ratios of the Reverse Stock Split, based on share information as of August 16, 2022, without giving effect to the treatment of fractional shares, if approved.

	No Split	1-for-10	1-for-50
Number of authorized shares of common stock	300,000,000	300,000,000	300,000,000

Number of outstanding shares of common stock	71,240,169	7,124,017	1,424,803
Number of shares of common stock reserved for conversion of outstanding preferred stock	5,846,479	584,648	116,930
Number of shares of common stock reserved for issuance upon exercise of outstanding warrants	119,612,912	11,961,291	2,392,258
Number of shares of common stock reserved for issuance upon exercise of outstanding stock options and the vesting of outstanding restricted stock units	2,652,401	265,240	53,048

Number of shares of common stock reserved for issuance in connection with future awards under our equity compensation plans	1,220,388	122,039	24,408

Number of authorized and unreserved shares of common stock not outstanding	99,427,652	279,942,765	295,988,553
Authorized but unissued and unreserved shares of common stock as a percentage of total authorized shares of common stock	33.1%	93.3%	98.7%

Potential Anti-Takeover Effect

An increase in the number of authorized but unissued shares of common stock relative to the number of outstanding shares of common stock may also, under certain circumstances, be construed as having an anti-takeover effect. Although not designed or intended for such purposes, the effect of the proposed Reverse Stock Split might be to render more difficult or to discourage a merger, tender offer, proxy contest or change in control of us and the removal of management, which stockholders might otherwise deem favorable. For example, the authority of the Board to issue common stock might be used to create voting impediments or to frustrate an attempt by another person or entity to effect a takeover or otherwise gain control of us because the issuance of additional common stock would dilute the voting power of the common stock and preferred stock then outstanding. Our common stock could also be issued to purchasers who would support the Board in opposing a takeover bid which our board determines not to be in our best interests and those of our stockholders.

In addition to the Reverse Stock Split, our Certificate of Incorporation and Amended and Restated Bylaws also include other provisions that may have an anti-takeover effect. These provisions, among other things, permit our Board to issue preferred stock with rights senior to those of the common stock without any further vote or action by the stockholders, provide that special meetings of stockholders may only be called by the Board and some of our officers, and do not provide for cumulative voting rights, which could make it more difficult for stockholders to effect certain corporation actions and may delay or discourage a change in control.

The Board is not presently aware of any attempt, or contemplated attempt, to acquire control of us and the Reverse Stock Split is not part of any plan by the Board to recommend or implement a series of anti-takeover measures.

The Board does not intend for this transaction to be the first step in a series of plans or proposals of a “going private transaction” within the meaning of Rule 13e-3 of the Exchange Act. Moreover, we are currently not engaged in any negotiations or otherwise have no specific plans to use additional authorized shares of for any future acquisition, merger or consolidation.

Accounting Matters

The Reverse Stock Split will not affect the par value per share of common stock, which will remain unchanged at $0.01 per share. As a result of the Reverse Stock Split, at the effective time, the stated capital on our balance sheet attributable to the common stock, which consists of the par value per share of the common stock multiplied by the aggregate number of shares of the common stock issued and outstanding, will be reduced in proportion to the ratio of the Reverse Stock Split. Correspondingly, the additional paid-in capital account, which consists of the difference between the stated capital and the aggregate amount paid upon issuance of all currently outstanding shares of common stock, will be credited with the amount by which the stated capital is reduced. The stockholders’ equity, in the aggregate, will remain unchanged. In addition, the per share net income or loss of common stock, for all periods, will be restated because there will be fewer outstanding shares of common stock.

Mechanics of the Reverse Stock Split

No Fractional Shares

We will not issue fractional shares in connection with the reverse stock split. Instead, any fractional share resulting from the reverse stock split because a stockholder owns a number of shares not evenly divisible by the ratio would instead be paid in cash. The cash amount to be paid to each stockholder would be equal to the resulting fractional interest in one share of our common stock to which the stockholder would otherwise be entitled, multiplied by the closing trading price of our common stock on the Nasdaq Capital Market on the effective date of the Reverse Stock Split. The ownership of a fractional interest will not give the holder thereof any voting, dividend or other right except to receive the cash payment therefore. Stockholders should be aware that, under the escheat laws of the various jurisdictions where stockholders reside, where we are domiciled and where the funds will be deposited, sums due for fractional interests that are not timely claimed after the effective time may be required to be paid to the designated agent for each such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds may have to seek to obtain them directly from the state to which they were paid. We do not anticipate that the aggregate cash amount paid by the Company for fractional interests will be material to the Company.

Effect on Beneficial Holders of Common Stock (i.e., stockholders who hold in “street name”)

Upon the effectiveness of the Reverse Stock Split, we intend to treat shares of common stock held by stockholders in “street name,” through a bank, broker or other nominee, in the same manner as registered stockholders whose shares of common stock are registered in their names. Banks, brokers or other nominees will be instructed to effect the Reverse Stock Split for their beneficial holders holding the common stock in “street name.” However, these banks, brokers or other nominees may have different procedures than registered stockholders for processing the Reverse Stock Split and making payment for fractional shares. If a stockholder holds shares of common stock with a bank, broker or other nominee and has any questions in this regard, stockholders are encouraged to contact their bank, broker or other nominee.

Effect on Registered “Book-Entry” Holders of Common Stock (i.e., stockholders that are registered on the transfer agent’s books and records but do not hold certificates)

Most of our registered holders of common stock hold some or all of their shares electronically in book-entry form with our transfer agent. These stockholders do not have stock certificates evidencing their ownership of the common stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts.

If a stockholder holds registered shares in book-entry form with the transfer agent, no action needs to be taken to receive post-Reverse Stock Split shares or cash payment in lieu of any fractional share interest, if applicable. If a stockholder is entitled to post-Reverse Stock Split shares, a transaction statement will automatically be sent to the stockholder’s address of record indicating the number of shares of common stock held following the Reverse Stock Split.

If a stockholder is entitled to a cash payment in lieu of any fractional share interest, a check will be mailed to the stockholder’s registered address as soon as practicable after the effective date of the Reverse Stock Split. By signing and cashing the check, stockholders will warrant that they owned the shares of common stock for which they received a cash payment. The cash payment is subject to applicable federal and state income tax and state abandoned property laws.

Effect on Certificated Shares

Upon the Reverse Stock Split, our transfer agent will act as our exchange agent and act for holders of common stock in implementing the exchange of their certificates.

After the effective date of a Reverse Stock Split, stockholders holding shares in certificated form will be sent a transmittal letter by the transfer agent for our common stock. The letter of transmittal will contain instructions on how a stockholder should surrender his or her old certificates to the transfer agent in exchange for certificates representing the appropriate number of whole shares of post-Reverse Stock Split common stock, or the New Certificates. No New Certificates will be issued to a stockholder until that stockholder has surrendered all existing certificates, together with a properly completed and executed letter of transmittal, to the transfer agent. No stockholder will be required to pay a transfer or other fee to exchange the stockholder’s existing certificates.

Stockholders will then receive a New Certificate(s) representing the number of whole shares of common stock to which they are entitled as a result of the Reverse Stock Split. Until surrendered, we will deem outstanding existing certificates held by stockholders to be canceled and represent only the number of whole shares of post-Reverse Stock Split common stock to which these stockholders are entitled. Any certificates submitted for exchange, whether because of a sale, transfer or other disposition of stock, will automatically be exchanged for New Certificates. If any existing certificates have a restrictive legend on the back of the existing certificates, the New Certificate(s) will be issued with the same restrictive legends that are on the back of the existing certificates. If a stockholder is entitled to a payment in lieu of any fractional share interest, such payment will be made as described below under “No Fractional Shares.” Stockholders should not destroy any stock certificate(s) and should not submit any certificate(s) until requested to do so.

No Dissenters’ or Appraisal Rights

Under the Delaware General Corporation Law, our stockholders are not entitled to any dissenters’ or appraisal rights with respect to the Reverse Stock Split, and we will not independently provide stockholders with any such right.

U.S. Federal Income Tax Considerations

The following is a summary of certain U.S. federal income tax consequences of the Reverse Stock Split that are generally expected to be applicable to stockholders that hold their shares of common stock as capital assets within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended, or the Code (generally property held for investment). This summary is based upon the provisions of the Code, Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as in effect as of the date hereof, and all of which are subject to change and differing interpretations, possibly with retroactive effect. Changes in these authorities or their interpretation may result in the U.S. federal income tax consequences of the Reverse Stock Split differing substantially from the consequences summarized below. This summary, except for the discussion under “Information Reporting and Backup Withholding” below, is limited to stockholders who are U.S. Holders (as defined below).

This summary is for general information purposes only and does not address all aspects of U.S. federal income taxation that may be relevant to U.S. Holders in light of their particular circumstances or to U.S. Holders that may be subject to special tax rules, including, without limitation: (i) persons subject to the alternative minimum tax; (ii) banks, insurance companies, or other financial institutions; (iii) tax-exempt organizations; (iv) dealers in securities or commodities; (v) regulated investment companies or real estate investment trusts; (vi) partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes and their partners or members); (vii) traders in securities that elect to use the mark-to-market method of accounting; (viii) persons whose “functional currency” is not the U.S. dollar; (ix) persons holding our common stock in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction; (x) persons who acquired our common stock in connection with employment or the performance of services; (xii) retirement plans; (xiii) persons who are not treated as U.S. Holders for U.S. federal income tax purposes; or (xiv) certain former citizens or long-term residents of the United States.

In addition, this summary does not address: (a) the tax consequences of transactions effectuated before, after or at the same time as the Reverse Stock Split, whether or not they are in connection with the Reverse Stock Split; (b) any U.S. federal non-income tax consequences of the Reverse Stock Split, including estate, gift or other tax consequences; (c) any state, local or non-U.S. tax consequences of the Reverse Stock Split; (d) the Medicare contribution tax on net investment income; or (e) tax consequences to holders of options, warrants or similar rights to acquire our common stock. No ruling from the Internal Revenue Service (“IRS”), or opinion of counsel, has been or will be requested in connection with the Reverse Stock Split. Stockholders should be aware that the IRS could adopt a position which could be sustained by a court contrary to that set forth in this discussion. Accordingly, each stockholder should consult with such stockholder’s own tax advisor with respect to all of the potential tax consequences to such stockholder of the Reverse Stock Split.

For purposes of this discussion, a “U.S. Holder” means a beneficial owner of shares of our common stock that is any of the following:

●	an individual who is a citizen or resident of the United States or someone treated as a U.S. citizen or resident for U.S. federal income tax purposes;

●	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

●	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

●	a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) are authorized or have the authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person for U.S. federal income tax purposes.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of our common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships holding our common stock and the partners therein should consult their tax advisors regarding the tax consequences to them of the Reverse Stock Split.

EACH STOCKHOLDER SHOULD CONSULT ITS TAX ADVISORS WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT TO SUCH STOCKHOLDER.

Taxation of U.S. Holders

The Reverse Stock Split should constitute a “recapitalization” for U.S. federal income tax purposes. As a recapitalization, except as described below with respect to cash received in lieu of fractional shares, a U.S. Holder should not recognize gain or loss as a result of the Reverse Stock Split. A U.S. Holder’s aggregate tax basis in the shares of the common stock received pursuant to the Reverse Stock Split should equal the U.S. Holder’s aggregate tax basis in the shares of the common stock surrendered, and such U.S. Holder’s holding period in the shares of the common stock received should include the holding period of the shares of the common stock surrendered. Treasury regulations promulgated under the Code provide detailed rules for allocating the tax basis and holding period of shares of common stock surrendered pursuant to the Reverse Stock Split to shares of common stock received pursuant to the Reverse Stock Split. U.S. Holders holding shares of common stock that were acquired on different dates and at different prices should consult their tax advisors regarding the allocation of the tax basis and holding period of such shares.

A U.S. Holder who receives cash in lieu of a fractional share of common stock pursuant to the Reverse Stock Split generally should recognize capital gain or loss in an amount equal to the difference, if any, between the amount of cash received and the portion of the U.S. Holder’s tax basis in the shares of common stock surrendered that is allocated to such fractional share of common stock. Such capital gain or loss generally should be long-term capital gain or loss if the U.S. Holder’s holding period for the common stock surrendered in the Reverse Stock Split exceeds one year at the time of the Reverse Stock Split. Long-term capital gains of non-corporate U.S. Holders are generally subject to preferential tax rates. There are limitations on the deductibility of capital losses under the Code.

Information Reporting and Backup Withholding

Stockholders may be subject to information reporting with respect to any cash received in exchange for a fractional share interest in a new share in the Reverse Stock Split. Stockholders who are subject to information reporting and who do not provide a correct taxpayer identification number and other required information (such as by submitting a properly completed IRS Form W-9) may also be subject to backup withholding, at the applicable rate. Any amount withheld under such rules is not an additional tax and may be refunded or credited against the stockholder’s U.S. federal income tax liability, provided that the required information is properly furnished in a timely manner to the Internal Revenue Service.

Vote Required

Approval of the Reverse Stock Split Proposal requires “FOR” votes, cast either at the meeting online or by proxy, of a majority of the outstanding shares of our common stock entitled to vote on this Proposal 1. Abstentions will have the same effect as an “AGAINST” vote on this proposal. As noted above, we believe that this proposal will be considered a “routine” matter and, as a result, we do not expect there to be any broker non-votes on this proposal. If, however, a broker non-vote occurs (or if your shares are not affirmatively voted in favor of this proposal for any other reason), it will have the same effect as an “against” vote on this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE REVERSE STOCK SPLIT PROPOSAL (PROPOSAL 1).

PROPOSAL 2

APPROVAL OF AN ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES

General

If the Special Meeting is convened and a quorum is present, but there are not sufficient votes to approve Proposal 1, or if there are insufficient votes to constitute a quorum, our proxy holders may move to adjourn the Special Meeting at that time in order to enable the Board to solicit additional proxies.

In this proposal, we are asking our stockholders to authorize the holder of any proxy solicited by the Board to vote in favor of adjourning the Special Meeting to another time and place, if necessary or appropriate (as determined in good faith by the Board), to solicit additional proxies in the event there are not sufficient votes to approve Proposal 1. If our stockholders approve this proposal, we could adjourn the Special Meeting and any adjourned or postponed session of the Special Meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from our stockholders that have previously voted. Among other things, approval of this proposal could mean that, even if we had received proxies representing a sufficient number of votes to defeat Proposal 1, we could adjourn the Special Meeting without a vote on such proposal and seek to convince our stockholders to change their votes in favor of such proposal.

If it is necessary or appropriate (as determined in good faith by the Board) to adjourn the Special Meeting, no notice of the adjourned meeting is required to be given to our stockholders, other than an announcement at the Special Meeting of the time and place to which the Special Meeting is adjourned, so long as the meeting is adjourned for 30 days or less and no new record date is fixed for the adjourned meeting. At the adjourned meeting, we may transact any business which might have been transacted at the original meeting.

Vote Required

Approval of the Adjournment Proposal requires “FOR” votes from the holders of a majority of the shares represented at the Special Meeting. Abstentions will have the same effect as an “against” vote on this proposal. As noted above, we believe that this proposal will be considered a “routine” matter and, as a result, we do not expect there to be any broker non-votes on this proposal. If, however, your shares are represented at the Special Meeting and your broker fails to vote your shares on this proposal, it will have no effect on this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE ADJOURNMENT PROPOSAL (PROPOSAL 2).

BENEFICIAL OWNERSHIP OF SHARES OF COMMON STOCK

The following table sets forth information regarding beneficial ownership of our capital stock as of August 15, 2022 by:

●	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock;

●	each of our directors;

●	each of our named executive officers; and

●	all of our current executive officers and directors as a group.

The information in the following table is calculated based on 21,880,169 shares of our common stock outstanding as of August 15, 2022. Beneficial ownership is determined according to the rules of the SEC. Beneficial ownership means that a person has or shares voting or investment power of a security and includes any securities that person or group has the right to acquire within 60 days after the measurement date, including upon the exercise of common stock purchase options or warrants or the conversion of preferred stock.

Name of Beneficial Owner(1)	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Greater than 5% Stockholders
Yuma Regional Medical Center (2)	2,251,229	10.09%
Armistice Capital, LLC (3)	2,262,500	9.37%
Directors and Named Executive Officers(4)
James R. Neal(5)	52,656	*
Thomas Hallam, Ph.D.(6)	351,804	1.58%
Stephanie C. Diaz(7)	50,864	*
Donald Williams(8)	50,864	*
Mary Ann Gray, Ph.D.(9)	40,297	*
Cristina Csimma, Pharm.D., MHP(10)	38,493	*
Robert J. Trenschel, D.O.(11)	2,318,369	10.36%
Binxian Wei(12)	38,255	*
J.D. Finley(13)	265,242	1.20%
Michael Dawson, M.D.(14)	65,432	*
Kenneth Carter, Ph.D.(15)	—	*
Dane Saglio(15)	—	*
Matthew Kalnik, Ph.D.(15)	—	*
All directors and executive officers as a group (13 persons)(16)	3,272,276	11.37%

*	Represents less than one percent

(1)	Except as otherwise indicated in the footnotes to this table, this table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G, and Form 4s, filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Shares of our common stock underlying options, warrants and convertible securities that are currently exercisable or exercisable within 60 days of August 15, 2022 are deemed to be outstanding for the purpose of computing the number of shares held and the percent of total ownership of the person holding those options, warrants or convertible securities, but are not treated as outstanding for the purpose of computing the percent of total ownership of any other person. Applicable percentages are based on 21,880,169 shares of common stock outstanding on August 15, 2022, adjusted as required by rules promulgated by the SEC. Unless otherwise indicated, the address of the beneficial owner is c/o Palisade Bio, Inc. 7750 El Camino Real, Suite 5200, Carlsbad, CA 92009.

(2)	Includes (i) 1,814,375 shares of common stock and (ii) 436,854 shares of common stock that may be acquired within 60 days pursuant to the exercise of outstanding warrants held by Yuma Regional Medical Center. The board of directors of Yuma Regional Medical Center, acting by a majority vote, has the authority to direct the vote and/or disposition of any and all shares of common stock and warrants held by Yuma Regional Medical Center. The address of Yuma Regional Medical Center is 2400 South Avenue A, Yuma, Arizona, 85364. Dr. Trenschel is the President, Chief Executive Officer and member of the board of directors of Yuma Regional Medical Center and shares voting and investment power over the shares held by Yuma Regional Medical Center.

(3)	Includes 2,262,500 shares of common stock underlying warrants, based off internal records of Company regarding ownership of Armistice Capital, LLC. Address of beneficial owner is 510 Madison Avenue, 7th Floor, New York, NY 10022.

(4)	In accordance with the merger transaction with Seneca Biopharma, Inc. (“Seneca”) effected April 27, 2021, the board of directors of Seneca (the “Seneca Board”) appointed Thomas Hallam, Ph.D., James R. Neal, Stephanie Diaz, Robert J. Trenschel, D.O. and Don Williams to the Board. Cristina Csimma, PharmD, M.H.P., Mary Ann Gray, Ph.D. and Binxian Wei, each an existing director of Seneca, remained on the Board. Mr. Neal was appointed as the chair of the Board. In accordance with the merger with Seneca and an action of the Seneca Board taken at a meeting duly called and held on April 26, 2021, the Board appointed Thomas Hallam, Ph.D. as the Company’s Chief Executive Officer (principal executive officer), J.D. Finley as the Company’s Chief Financial Officer (principal financial and accounting officer) and Michael Dawson, M.D. as the Company’s Chief Medical Officer, each effective as of the Closing and to serve at the discretion of the Board.

(5)	Includes 52,656 shares of common stock underlying stock options which are exercisable as of October 15, 2022.

(6)	Includes 17,592 shares of common stock, and 334,212 shares of common stock underlying stock options which are exercisable as of October 15, 2022. Does not include 40,000 shares of common stock and associated warrants purchased on August 16, 2022 pursuant to the Company’s underwritten offering.

(7)	Includes 50,864 shares of common stock underlying stock options which are exercisable as of October 15, 2022.

(8)	Includes 50,864 shares of common stock underlying stock options which are exercisable as of October 15, 2022.

(9)	Includes 4,042 shares of common stock, and 36,255 shares of common stock underlying stock options which are exercisable as of October 15, 2022.

(10)	Includes 2,238 shares of common stock, and 36,255 shares of common stock underlying stock options which are exercisable as of October 15, 2022.

(11)	Includes (a) 14,999 shares of common stock, and 52,141 shares of common stock underlying stock options which are exercisable as of October 15, 2022 and (b) (i) 1,814,375 shares of common stock and (ii) 436,854 shares of common stock that may be acquired within 60 days pursuant to the exercise of outstanding warrants held by Yuma Regional Medical Center. The board of directors of Yuma Regional Medical Center, acting by a majority vote, has the authority to direct the vote and/or disposition of any and all shares of common stock and warrants held by Yuma Regional Medical Center. The address of Yuma Regional Medical Center is 2400 South Avenue A, Yuma, Arizona, 85364. Dr. Trenschel is the President, Chief Executive Officer and member of the board of directors of Yuma Regional Medical Center and shares voting and investment power over the shares held by Yuma Regional Medical Center.

(12)	Includes 2,000 shares of common stock, 36,255 shares of common stock underlying stock options which are exercisable as of October 15, 2022.

(13)	Consists of (a)(i) 21,896 shares of common stock held by Mr. Finley, (ii) 339 shares of common stock that may be acquired pursuant to the exercise of outstanding warrants held by Mr. Finley, (iii) 202,263 shares of common stock underlying options held by Mr. Finley, (b)(i) 38,867 shares of common stock held by FCW Investments LLC, (ii) 1,682 shares of common stock underlying warrants held by FCW Investments, LLC, and (c) 195 shares underlying warrants held by Pacific Premier Trust Co., which are exercisable as of October 15, 2022. Does not include 100,000 shares of common stock and associated warrants purchased on August 16, 2022 pursuant to the Company’s underwritten offering. The address for Pacific Premier Trust Co, Custodian FBO J.D. Finley IRA is PO Box 173859, Denver, CO 80217. The address for FCW Investments LLC is 19 Cherrymoor Dr, Englewood, CO 80113. Mr. Finley has sole investment and voting power over the shares held by Pacific Premier Trust Co, Custodian FBO J.D. Finley IRA and FCW Investments LLC.

(14)	Includes 15,000 shares of common stock, and 50,432 shares of common stock underlying stock options which are exercisable as of October 15, 2022.

(15)	Based on information available to the Company as of the closing of the merger with Seneca. In connection with the merger, the options held by Dr. Carter, Dr. Kalnik and Mr. Saglio were cancelled immediately prior to the closing of the merger in exchange for cash consideration.

(16)	Includes the shares described in footnotes (4)-(15) above.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for stockholder meeting materials with respect to two or more stockholders sharing the same address by delivering a single set of stockholder meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Palisade stockholders will be “householding” the Company’s proxy materials. A single set of materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.

Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of materials, please notify your broker or Palisade. Direct your written request to the attention of the Corporate Secretary of Palisade Bio, Inc., Palisade Bio, Inc., 7750 El Camino Real, Suite 5200, Carlsbad, California 92009. Stockholders who currently receive multiple copies of proxy materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the Special Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the proxy materials to vote on such matters in accordance with their best judgment.

Appendix 1

CERTIFICATE OF AMENDMENT TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

PALISADE BIO, INC.

Palisade Bio, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Company”), hereby certifies that:

First: The name of the Company is PALISADE BIO, INC.

Second: The date of filing of the Company’s original certificate of incorporation with the Delaware Secretary of State was February 28, 2001, under the name “Neuralstem, Inc.”

Third: The Board of Directors of the Company, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions to amend its Amended and Restated Certificate of Incorporation as follows:

1.Article IV shall be amended and restated to read in its entirety as follows:

“The corporation shall have authority to issue shares as follows:

(i)300,000,000 shares of Common Stock, par value $0.01 per share. Each share of Common Stock shall entitle the holder thereof to one (1) vote on each matter submitted to a vote at a meeting of stockholders.

(ii)7,000,000 shares of Preferred Stock, par value $0.01 per share, which may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board of Directors). The Board of Directors is further authorized, subject to limitations prescribed by law, to fix by resolution or resolutions the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of any wholly unissued series of Preferred Stock, including without limitation authority to fix by resolution or resolutions the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing.

The Board of Directors is further authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series, the number of which was fixed by it, subsequent to the issuance of shares of such series then outstanding, subject to the powers, preferences and rights, and the qualifications, limitations and restrictions thereof stated in the Certificate of Incorporation or the resolution of the Board of Directors originally fixing the number of shares of such series. If the number of shares of any series is so decreased, then the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.”

2.Effective as of 5:00 p.m., Eastern time, on the date this Certificate of Amendment of the Amended and Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware, each [_] shares of Common Stock, par value $0.01 per share, issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock, par value $0.01 per share; provided, however, that the Company shall issue no fractional shares as a result of the actions set forth herein but shall instead pay to the holder of such fractional share a sum in cash equal to such fraction multiplied by the closing sales price of the Common Stock as reported on the Nasdaq Capital Market on the date this Certificate of Amendment of the Amended and Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware.

Fourth: Thereafter pursuant to a resolution of the Board of Directors, this Certificate of Amendment was submitted to the stockholders of the Company for their approval, and was duly adopted at a special meeting of the stockholders of the Company, in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Company on has caused this Certificate of Amendment to be signed by its Chief Executive Officer this [_]th day of [__], 2022.

Palisade Bio, Inc.

By:	/s/ Thomas M. Hallam, Ph.D.
Name:	Thomas M. Hallam, Ph.D.
Title:	Chief Executive Officer

PALISADE BIO

P.O. BOX 8016, CARY, NC 27512-9903

YOUR VOTE IS IMPORTANT! PLEASE VOTE BY:

INTERNET
Go To: **www.proxypush.com/PALI**
- Cast your vote online
- **Have your Proxy Card ready**
- Follow the simple instructions to record your vote

PHONE Call **1-866-243-5513**
- Use any touch-tone telephone
- **Have your Proxy Card ready**
- Follow the simple recorded instructions

MAIL
- Mark, sign and date your Proxy Card
- Fold and return your Proxy Card in the postage-paid envelope provided

Go Green! To receive documents via e-mail, simply go to: www.proxydocs.com/PALI

Palisade Bio, Inc.

Special Meeting of Stockholders

For Stockholders of record as of August 16, 2022

TIME: Tuesday, October 4, 2022 10:00 AM, Pacific Time
PLACE: Special Meeting to be held live via the Internet - please visit www.proxydocs.com/PALI for more details

This proxy is being solicited on behalf of the Board of Directors

The undersigned hereby appoints Thomas Hallam and J.D. Finley (the "Named Proxies"), and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Palisade Bio, Inc. which the undersigned is entitled to vote at said meeting and any adjournment or postponement thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment or postponement thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Palisade Bio, Inc.

Special Meeting of Stockholders

Please make your marks like this: X

THE BOARD OF DIRECTORS RECOMMENDS A VOTE:

FOR ON PROPOSALS 1 AND 2

You must register to attend the meeting online and/or participate at www.proxydocs.com/PALI

Authorized Signatures - Must be completed for your instructions to be executed.

Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form.

Signature (and Title if applicable)	Date	Signature (if held jointly)	Date